NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES NEW AND EXPANDED REVOLVING CREDIT FACILITY TO SUPPORT FUTURE GROWTH INITIATIVES

DAVIDSON, N.C.– May 20, 2026 -- Curtiss-Wright Corporation (NYSE: CW) today announced that it has entered into a new credit agreement with a group of nine banks increasing the size of its revolving credit facility to $1 billion, while also expanding the accordion feature to $500 million. The new replacement credit facility has a five-year term set to mature in May 2031. The prior credit facility which was set to expire in May 2027 has been terminated.

“We are pleased to announce the successful execution of our new and expanded revolving credit facility, facilitating greater financial flexibility to deliver on our disciplined capital allocation strategy that consists of pursuing strategic acquisitions as an accelerator to organic growth, optimizing our operational investments, and returning capital to our shareholders," said Lynn M. Bamford, Chair and CEO of Curtiss-Wright Corporation. “This credit facility further reinforces our already strong and healthy balance sheet, and along with our continued strong cash flow generation, it underscores our ability to continue to deliver on our Pivot to Growth strategy.”

Curtiss-Wright expects to use the credit facility for general corporate purposes, which may include the funding of possible future acquisitions or supporting internal growth initiatives. The new agreement provides for similar financial and debt covenants that are no more restrictive than those in the prior agreement.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,100 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.